UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2012
______________
Gran Tierra Energy Inc.
(Exact name of Registrant as specified in its charter)
______________

Nevada	001-34018	98-0479924
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300, 625 - 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E1
(Address of principal executive offices)

(403) 265-3221
(Registrant’s telephone number, including area code)
______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Gran Tierra Energy Colombia Ltd. (“Gran Tierra Colombia”) and Petrolifera Petroleum (Colombia) Limited (“Petrolifera Colombia”), both wholly owned indirect subsidiaries of Gran Tierra Energy Inc., each entered into an agreement with Ecopetrol S.A. (each, a “Purchase Agreement”) on December 28, 2012. The Purchase Agreements provide that Gran Tierra Colombia and Petrolifera Colombia agree to sell to Ecopetrol, and Ecopetrol agrees to purchase from Gran Tierra Colombia and Petrolifera Colombia, up to 100% of the volume of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Gran Tierra Colombia and Petrolifera Colombia (the “Putumayo Production”).  The volume of crude oil does not include the volume of oil owned by the National Hydrocarbons Agency (ANH) corresponding to royalties.

The Purchase Agreements further provide that: (1) for Putumayo Production that is to be exported through the Port of Tumaco on the Pacific coast of Colombia, the sales point is designated as the Tumaco Port rather than a point in the Putumayo basin and the price received is determined based on a “marker” price (based on the average export price of Ecopetrol of the South Blend mix by the Port of Tumaco for the month of the crude delivery) less a port operation fee and a commercialization fee; (2) for Putumayo Production sold for export through Ecuador, the price received is determined based on a “marker” price (based on the weighted average price of exports by Ecopetrol of Crude Oriente through the port of Balao) less a transportation fee, transportation tax and commercialization fee; and (3) for Putumayo Production sold at the DINA station in the Putumayo Basin for export by the Port of Coveñas or for refining, the price received is determined based on a “marker” (based on the average price of export of Grupo Empresarial crude mix Vasconia by the Port of Coveñas during the month of delivery) with adjustments for quality and less transportation fees, transportation tax, a commercialization fee and port operation fee.

Either party to each of the Purchase Agreements may terminate the respective Purchase Agreement upon thirty (30) days’ prior written notice.

  The expiry date of each of the Purchase Agreements is November 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ David Hardy
	Name:	David Hardy
	Title:	General Counsel, Vice President, Legal and Secretary

 Dated: January 4, 2013

3